FORM 4

[  ] Check this box if no longer
     subject to Section 16.
     Form 4 or Form 5 obligations
     may continue.  See Instruction 1(b).


          UNITED STATES SECURITIES AND EXCHANGE COMMISSION
                       Washington, D.C. 20549

            STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP

  Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934, Section 17(a) of the Public Utility Holding
           Company Act of 1935 or Section 30(f) of the
                  Investment Company Act of 1940


1.   Name and Address of Reporting Person*

          Lewis               Pamela                S.
          (Last)              (First)             (Middle)

          c/o Drexel University
          Matheson Hall, Room 106
          32nd & Chestnut Sts.
          (Street)

          Philadelphia      PA          19104
          (City)         (State)        (Zip)

2.   Issuer Name and Ticker or Trading Symbol

          C&D TECHNOLOGIES, INC.  (CHP)

3.   IRS or Social Security Number of Reporting Person
     (Voluntary)



4.   Statement for Month/Year

         06/98

5.   If Amendment, Date of Original (Month/Year)



6.   Relationship of Reporting Person to Issuer (Check all
     applicable)
     _X_ Director                   ___ 10% Owner
     ___ Officer (give title below) ___ Other (specify below)

7.   Individual or Joint/Group Filing (Check Applicable Line)
     _X_ Form filed by One Reporting Person
     ___ Form filed by More than One Reporting Person


Table I --     Non-Derivative Securities Acquired, Disposed of,
               or Beneficially owned

1.   Title of Security (Instr. 3)

          Common Stock

2.   Transaction Date(Month/Day/Year)

          06/30/98

3.   Transaction Code (Instr. 8)

          A

4.   Securities Acquired (A) or Disposed of (D) (Instr. 3, 4 and 5)

          Amount              (A) or (D)          Price

            207                    A              $58.00

5.   Amount of Securities Beneficially Owned at End of Month
     (Instr. 3 and 4)

          207

6.   Ownership Form:  Direct (D) or Indirect (I)(Instr. 4)

          D

7.   Nature of Indirect Beneficial Ownership (Instr. 4)



Reminder: Report on a separate line for each class of securities beneficially owned directly or indirectly.
* If the form is filed by more than one reporting person, see
Instructions 4(b)(v).

Table II --    Derivative Securities Acquired, Disposed of, or
               Beneficially Owned (e.g., puts, calls, warrants, options, convertible securities)


1.   Title of Derivative Security (Instr. 3)

          Stock Option (Right to Buy)

2.   Conversion or Exercise Price of Derivative Security

          $58.00

3.   Transaction Date (Month/Day/Year)

          06/30/98

4.   Transaction Code (Instr. 8)

          A

5.   Number of Derivative Securities Acquired (A) or Disposed of
     (D) (Instr. 3, 4, and 5)

          (A) 1,000           (D)

6.   Date Exercisable and Expiration Date (Month/Day/Year)

          Date Exercisable  06/30/98   Expiration Date  06/30/2008

7.   Title and Amount of Underlying Securities (Instr. 3 and 4)

          Title                    Amount or Number of Shares
         Common Stock               1,000

8.   Price of Derivative Security (Instr. 5)

9.   Number of Derivative Securities Beneficially Owned at End of
     Month (Instr. 4)

          1,000

10.  Ownership Form of Derivative Security:  Direct (D) or
     Indirect (I) (Instr. 4)

          D

11.  Nature of Indirect Beneficial Ownership (Instr. 4)

Explanation of Responses:

               /s/Pamela S. Lewis                   07/08/98

               **Signature of Reporting Person         Date


**   Intentional misstatements or omissions of facts constitute
     Federal Criminal Violations.

     See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).

Note: File three copies of this Form, one of which must be manually signed.
               If space provided is insufficient, see Instruction
               6 for procedure.